EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into January 13, 2023 by and between ONFOLIO ASSETS LLC (“Buyer”), a Delaware limited liability company, CONTENTELLECT LIMITED (“Seller”), a Guernsey limited liability company with a registered address of 3 St James Place, St Jacques, St Peter Port, Guernsey, GY1 1SP and MARK WHITMAN (“Owner”).

WHEREAS, the Seller is a company offering online (i) content writing services (including white label content creation, eBook writing and eCommerce product description writing), (ii) website link building services (including white label link building, HARO link building and SEO outreach services), (iii) social media marketing services, and (iv) virtual assistant services to individuals, businesses and agencies through the website (“Website”) that the domain name www.contentellect.com (“Domain Name”) points at (“Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of Seller’s assets, subject to the terms and conditions set forth herein;

WHEREAS, Owner owns all of the outstanding equity of Seller and desires, and will gain good and valuable consideration from, Seller entering into the transactions contemplated hereunder;

NOW, THEREFORE, in consideration of the covenants and mutual agreement hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. TERMS OF AGREEMENT

1.1 Assets to be Sold by the Seller. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller agrees to sell and deliver to the Buyer, and the Buyer agrees to purchase from the Seller, free and clear of all encumbrances of any kind, all of Seller's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature related to the Business, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (collectively, the "Acquired Assets"), including without limitation, the following:

(a) The Domain Name;

(b) The website that the domain name www.contentellect.co points to (“Outreach Email Website”);

(c) All content on the Website and the Outreach Email Website (“Content”);

(d) The stylized logo set forth on Schedule 1.1 (“Stylized Mark”);

(e) The accounts (“Accounts”) and other intangible assets set forth on Schedule 1.1 attached hereto and made a part hereof;

(f) All Business Intellectual Property, including but not limited to the Website, Outreach Website, Content and Stylized Mark;

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i. “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, brands, logos, trade dress and trade names, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, copyrightable works and works of authorship, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential or proprietary information or know-how; (iv) patents and patent applications; (v) websites, internet domain names, social media accounts or user names/handles, social media pages, affiliate program accounts, and all content and data thereon or relating thereto, including, but not limited to, image files and raw files, banners, product images, and logos; (vi) computer programs and software, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other related documentation; (vii) data, databases and email lists; (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing) and (viii) any and all goodwill associated or existing in connection with the foregoing.

(g) All Contracts pertaining to customers of the Business or ownership of the Accounts (“Assumed Contracts”)

(h) All transferrable permits, licenses, approvals, consents, registrations and authorizations;

(i) All phone numbers, email and physical address lists and databases related to or used in the Business;

(j) All prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees; and

(k) Any and all goodwill associated with the Acquired Assets and Business.

1.2 Liabilities Not Assumed. As of the Closing, Buyer agrees to assume, pay or discharge when due only the obligations after the Closing under Assumed Contracts (such obligations, the “Assumed Liabilities”). Except for Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (“Excluded Liabilities”).

1.3 Purchase Price. The purchase price for the Acquired Assets is $850,000.00 (“Purchase Price”).

1.4 Allocation of Purchase Price. After the Closing, Buyer shall prepare an allocation of the Purchase Price among the Acquired Assets as of the Closing Date in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, which allocation shall be binding on the Seller. Buyer and Seller shall, to the extent required, file all tax returns and like items (including IRS Form 8594) in a manner that is consistent with the Purchase Price allocations as determined pursuant to this Section 1.4.

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II. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and Owner jointly and severally represent and warrant to the Buyer:

2.1 Organization and Power; Authority. The Seller is a Limited company duly organized, validly existing and in good standing under the laws of Guernsey. The Seller possesses all requisite authority necessary to carry on the Business as presently conducted. The Seller has all necessary right, power and authorization to sign and perform all obligations under this Agreement.

2.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires the Seller to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under (a) any agreement or commitment to which the Seller is bound, (b) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of the Seller, or (c) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to the Seller.

2.3 Taxes. The Seller has duly filed all tax reports and returns which are required to be filed by the Seller. The Seller has fully paid or provided for all taxes, charges, interest and penalties due or claimed to be due with respect to the Seller by all taxing authorities. There are no tax liens upon any of the Acquired Assets and there are no unpaid taxes which are or could become a lien on the Acquired Assets. There are no ongoing audits of any tax returns filed by the Seller.

2.4 Title; Sufficiency of Assets. The Seller has good and marketable title to all of the Acquired Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, conditional sales agreements, or charges of any kind or character. The Acquired Assets constitute all the assets used in the operation of the Business and are sufficient for Buyer to operate the Business in the manner it was conducted prior to Closing.

2.5 Website. The Seller has exclusive ownership of the Domain Name, Website and Outreach Email Website and there are no current disputes or threats of disputes with any third party over the proprietary rights to the Website, Outreach Email Website, or any of the Content.

2.6 Intellectual Property. The Seller owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Each item of Intellectual Property owned, licensed or used by the Seller and/or Business immediately prior to the Closing (“Business Intellectual Property”) will be owned, licensed or available for use by the Buyer on identical terms and conditions immediately following the Closing. Schedule 2.6 sets forth each item of Business Intellectual Property that any party other than the Seller owns and that the Seller uses pursuant to license, agreement or permission. All active registrations relating to the Seller’s trademarks are in good standing, valid, subsisting and in full force and effect in accordance with their terms. None of the Business Intellectual Property used in the Business is being infringed or otherwise violated by any person or entity. There is no litigation, proceeding, or any claim pending or threatened against the Seller concerning any of the Business Intellectual Property. Conduct of the Business as currently and formerly conducted, including the use of the Business Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any third party. No portion of the Business Intellectual Property uses, calls, incorporates, interacts with, is a derivative of, or has embedded in it any source, object or other software code that is subject to an “open source,” “copyleft,” or other similar type of license (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Reciprocal Public License, Academic Free License, Common Public Attribution License, Public Domain licenses and the like) (each an “Open Source License”) in a manner that (i) requires the Seller to disclose to any third party any source code of Seller; (ii) requires the Seller to license a third party to create any derivative work based on any part of the Business Intellectual Property; (iii) requires the Seller to license a third party to distribute or redistribute any part of the Business Intellectual Property; or (iv) requires the grant of any patent rights. The Seller has complied with all contractual obligations to display any attribution or proprietary rights notices of the licensor for any software licensed under an Open Source License or other third party software that is used in, called by, interacts with, or incorporated into any part of the Business Intellectual Property.

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2.7 Data Privacy. True and correct copies of the current and all prior privacy policies of the Business have been provided to Buyer (the “Privacy Policies”). The Privacy Policies comply with all applicable laws and the Seller has at all times made all disclosures to users or customers required by applicable law, and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable law. The Seller has not collected, retained, or used any Personally Identifiable Information other than as permitted by all applicable laws and regulations. The collection, use, transfer, import, export, storage, disposal, and disclosure by the Seller of Personally Identifiable Information, or other information relating to persons protected by law, has not violated any applicable law relating to data collection, use, privacy, or protection (including any requirement arising under any law and its foreign counterparts) (collectively, “Data Laws”). The Seller has at all times complied with, and is presently in compliance with, its Privacy Policies, which policies comply in all material respects with all Data Laws, and the Seller has at all times complied with, and is presently in compliance with the Privacy Policies of third parties that are applicable to it. The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the Privacy Policies or other applicable law. There is no action against or threatened against the Seller by any governmental authority or by any person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any person in connection with the Seller, and there have been no security breaches compromising the confidentiality or integrity of such personal information.

2.8 Contracts. True and complete copies of each contract and other agreement as of the date of Closing (x) by which any of the Acquired Assets are bound or affected or (y) which Seller is a party to or by which it is bound in connection with the Business or Acquired Assets have been provided to Buyer, including but not limited to all contracts with advertising networks and publishers (each a “Contract” and collectively the “Contracts”). No event has occurred, or circumstances exist which, with the delivery of notice, passage of time or both, would constitute a material breach or default under such Contracts. Each of the Contracts are valid, binding, and enforceable, with no defenses or offset rights of the contract/agreement party known to the Seller as to payment in full of any amounts owed the Seller. The Seller has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Assumed Contract as are required thereunder in connection with the Closing, or for any such Assumed Contract to remain in full force and effect without limitation, modification or alteration after the Closing.

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2.9 Litigation. There is no action, suit, investigation or other proceeding pending or, to the knowledge of the Seller, threatened against or involving the Seller, the Business or the Acquired Assets before any court, administrative agency or other governmental or arbitral body; furthermore, the Seller has not previously been a party, or threatened to become a party, to any such action, suit, investigation or other proceeding and the Seller does not know of any material basis for any such action, suit, investigation or other proceeding. No unsatisfied judgment, order, writ, injunction, decree or assessment or other command of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality has been entered against or served upon the Seller. There is no action, proceeding or investigation pending, or to the knowledge of the Seller, threatened, which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby. The Seller is not aware of any violation, and has received no notice of any violation of any, federal, state, foreign or local statute, law, ordinance, rule, regulation, order or directive with respect to the employment of individuals by, or the employment practices of the Seller.

2.10 Capitalization. Owner owns one hundred percent (100.0%) of the outstanding stock of Seller.

2.11 Financial Statements. Seller has delivered true and correct statements of cash flows, income and balance sheets for itself. Said financial statements present fairly the assets, liabilities and financial condition of the Seller as of such dates and the results of operations of the Seller for such period as they are applicable to. Said financial statements are consistent with the books and records of the Seller. In addition to the foregoing, all other financial information concerning the Business that Seller has provided to Buyer is true and correct in all material respects.

2.12 Legal Compliance. The Seller has complied, and is now complying, with all laws and regulations (federal, state, local or otherwise) applicable to the Business or the ownership and use of the Acquired Assets.

2.13 Employees; Independent Contractors. Seller has no employees. Schedule 2.13 sets forth a list of all independent contractors providing services to the Business (“Independent Contractors”) along with their base compensation. Seller has obtained written agreements from all Independent Contractors that provide that all work created by them, and any intellectual property and goodwill created in connection therewith, is owned by, and the property of, Seller. Seller’s written agreements with its independent contractors allows for Seller to assign such agreements.

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2.14 Material Adverse Effect. As of October 1, 2022, there has been no Material Adverse Effect. “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Acquired Assets; (c) the ability of Seller to consummate the transactions contemplated hereunder on a timely basis, or (d) the ability of Buyer to continue the operation of the Business in the ordinary course following the Closing.

215 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Seller.

2.16 Full Disclosure. Seller and Owner have not withheld from Buyer any material facts relating to the assets, properties, Liabilities, business operations, financial conditions, results of operations or prospects of the Business. None of the representations and warranties in this Agreement and none of the information contained in any instrument delivered in connection with the transactions contemplated hereunder contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading.

III. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

3.1 Organization. The Buyer is a limited liability company validly existing under the laws of the State of Delaware.

3.2 Legal, Valid and Binding Agreement. All action of the Buyer necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant thereto and to consummate the transactions contemplated hereby has been properly taken. Upon execution and delivery, this Agreement will constitute a legal, valid and binding agreement of the Buyer.

3.3 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires the Buyer to obtain any consent, authorization or approval or registration under or gives any person the right to accelerate the performance of any obligation under (a) any term or provision of the Articles of Organization or the Operating Agreement of the Buyer, (b) any agreement or commitment to which the Buyer is bound, any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of the Buyer, or (d) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to the Buyer.

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IV. CLOSING

4.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by means of the following (completed in the following order and promptly in succession to one another): (1) electronic exchange of Closing Deliverables, (2) delivery of the Purchase Price to Escrow Agent, (3) completion of the Migration Process, and (4) the release of the Purchase Price by Escrow Agent to Seller. The Closing shall be deemed effective as of 12:01 A.M. Eastern Time on the day that the exchange of the Closing Deliverables occurs (“Closing Date”), subject to termination that can occur during the Migration Process. Buyer shall be granted full possession and title to the Acquired Assets as of the Closing Date.

4.2 Migration Process. After (a) the exchange of executed Closing Deliverables, and (b) Escrow Agent’s written confirmation of receipt of the Purchase Price, the process to transfer the Acquired Assets to Buyer will commence (“Migration Process”). The parties agree to work together in good faith and provide their best efforts to transfer the Website, Outreach Email Website and other Acquired Assets to Buyer, which process shall include (i) the provision from Seller to Buyer of all codes, passwords and logins necessary for operation of the Business, (ii) transfer to Seller of the Contracts (or obtaining new, substantially similar versions of such Contracts with Buyer as a party), (iii) transfer of Seller’s accounts listed on Schedule 1.1, and (iv) transfer of Domain Name and Website to Buyer as the new registrant. The Migration Process will be deemed complete upon Buyer providing written confirmation to Seller that it has, in its discretion, sufficient control of all of the Acquired Assets and no Material Adverse Effect has occurred in connection with the Acquired Assets or the Business during such transfer. Upon completion of the Migration Process, the Escrow Agent shall promptly release the Purchase Price to Seller. Notwithstanding anything contained herein to the contrary, in the event the Migration Process is not completed within two (2) weeks from the commencement of the Closing, Buyer or Seller may execute a termination of this Agreement, all Acquired Assets will be returned to Seller’s control/custody, Escrow Agent will return the Purchase Price to Buyer (or to the parties whom Buyer directs) and the Closing will deemed to have not occurred and the parties will have no further responsibilities to each other. In the event Seller disputes such termination, the Purchase Price shall remain in escrow until the Escrow Agent receives (i) joint written instructions from Buyer and Seller as to how to disburse the Purchase Price or (ii) a non-appealable order from a court of competent jurisdiction directing how the Purchase Price is to be disbursed, at which time the Escrow Agent shall act in accordance with such joint written instructions or order, as applicable.

4.3 Closing Deliverables. The Closing shall commence with the parties delivering the following items to the other (“Closing Deliverables”):

(i) Seller shall deliver to the Buyer:

(a) a Bill of Sale in form and substance satisfactory to Buyer and duly executed by Seller transferring the Acquired Assets to Buyer;

(b) an assignment of Business Intellectual Property in form and substance satisfactory to Buyer and duly executed by Seller;

(c) an assignment of its independent contractor agreements to Buyer;

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(d) an escrow agreement with Karp & Langerman, P.C. (“Escrow Agent”) acting as escrow agent thereunder (“Escrow Agreement”);

(e) a resolution of the board of directors and the shareholders of Seller authorizing the transactions contemplated hereunder; and

(f) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(ii) Buyer shall deliver to Seller:

(a) countersigned agreements set forth in subsection (i) above that Buyer is a party to; and

(b) a Manager’s Consent from Buyer authorizing the transactions contemplated hereunder.

4.4 Assignment by Owner. The Owner hereby assigns, as a matter of utmost precaution, in the event that an Acquired Asset is owned by a Owner instead of the Seller, such Acquired Asset to the Buyer, subject to the condition precedent of payment of the Purchase Price to the Seller.

V. COVENANTS AND AGREEMENTS

5.1 Further Assurances. After the Closing, each of the parties hereto agrees to take whatever further action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by the other in order to fulfill the purposes and the intent of this Agreement.

5.2 Confidentiality. Owner and Seller will hold any information regarding this Agreement, the Buyer, and all confidential and/or proprietary information relating to the Business, Acquired Assets and the transactions contemplated hereby in strict confidence and will not divulge any such information to any third person (other than professional advisers), unless required by applicable law. Neither Seller nor a Owner may disclose any information regarding the amount, form, timing or structure of the consideration received or paid hereunder without the consent of the Buyer, other than to the parties’ professional advisors. Owner and Seller agree that all information in its possession about the Business and Acquired Assets shall constitute confidential information belonging to the Buyer and shall, from and after the Closing Date, be kept in strict confidence by Owner and Seller.

5.3 Non-Compete. For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller and Owner shall not: (i) directly or indirectly worldwide engage in, or assist others in engaging in, the online offering of content writing services, SEO link building services, social media marketing services and virtual assistant services ( “Restricted Business”); (ii) have any interest in any third-party that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier, user or licensor of the Business, or any other party who has a material business or user relationship with the Business, to terminate or modify any such actual or prospective relationship. Seller and Owner acknowledge that the type and period of restriction imposed by this Section 5.3 are fair and reasonable and are reasonably required for the protection of the legitimate business interests of Buyer, and that the time, scope and geographic area are given as an integral part of the transactions contemplated hereunder. If any of the covenants in this Section 5.3, or any part hereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein. In the event that any covenant contained in this Section 5.3 shall be determined to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of it being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable.

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5.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other like taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. The Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

5.5 Revenue True-Up. After the Closing Seller agrees to promptly pay over to Buyer any Business revenue received by Seller relating to periods on or after the Closing Date.

5.6 Independent Contractors. Seller shall pay the Independent Contractors through and including the day of Closing.

5.7 Transition Period.

(a) For the initial six months immediately following the day the Migration Process is completed on (“Transition Period”), Owner shall assist Buyer with the transition of the Business operations by providing transition assistance to the Buyer as follows:

(i) during months one and two of the Transition Period, Owner will provide up to ten hours per week of training support to Buyer on matters including business operations, sale processes, operational processes and systems, management tasks and documenting in writing the standard operating procedures for the operations of the Business;

(ii) during months three and four of the Transition Period, Owner will provide up to five hours per week of transition assistance to Buyer in the form of email support, phone support, chat support and Skype, Google, FaceTime or Zoom Video calls and Owner shall respond to Buyer queries within a timely manner but in no event later than two business days (Owner shall be granted a reasonable extension where circumstances dictate, such as travel and emergencies); and

(iii) during months five and six of the Transition Period, Owner will provide up to three hours per week of transition assistance to Buyer in the form of email support, phone support, chat support and Skype, Google, FaceTime or Zoom Video Calls and owner shall respond to Buyer queries within a timely manner but in no event later than three business days (Owner shall be granted a reasonable extension where circumstances dictate, such as travel and emergencies).

(b) In the event of Owner’s breach of this Section 5.7, Buyer’s damages shall include the cost incurred by Buyer to hire consultants to provide the services that should have been provided by Owner during the Transition Period.

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VI. SURVIVAL AND INDEMNIFICATION

6.1 Survival and Limitations. Subject to the limitations set forth in this Article VI, the representations and warranties of Seller and Owner contained in this Agreement shall survive the Closing Date for a period of three (3) years. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2 Indemnification by Seller and Owner. From and after the Closing Date, Seller and Owner jointly and severally will indemnify, defend and hold harmless the Buyer, and its officers and members (each a “Buyer Indemnitee”), from and against any claims, demands, suits, proceedings, judgments, losses, liabilities, damages, taxes, costs, and expenses of every kind and nature (including reasonable attorneys’ fees) (collectively, “Losses”) that a Buyer Indemnitee may suffer, sustain or become subject to based upon, arising out of, with respect to or by reason of:

(a) any violation, contravention or breach of any covenant, agreement or obligation of the Seller or Owner pursuant to this Agreement;

(b) any inaccuracy, breach, or misrepresentation in any representation or warranty of the Seller or Owner contained in this Agreement;

(c) fraud or willful misrepresentation by Seller or Owner in connection with this Agreement and the transactions contemplated hereby;

(d) all Excluded Liabilities; and/or

(e) the conduct of the Business or ownership or use of the Acquired Assets prior to the Closing Date.

6.3 Notice of Matters Involving Third Parties. Promptly after receipt by a Buyer Indemnitee of notice of the commencement of any claim by a third party against it, such Buyer Indemnitee will give prompt notice to Seller and Owner (collectively, the “Indemnifying Party”) of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Buyer Indemnitee, except to the extent that the Indemnifying Party demonstrates that the defense of such proceeding is materially prejudiced by the Buyer Indemnitee’s failure to give such notice.

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6.4 Defense of Matters Involving Third Parties. If any such claim is brought against an Buyer Indemnitee, the Indemnifying Party will be entitled to participate in such third-party claim and, to the extent that it desires, to assume the defense of such third-party claim with counsel satisfactory to the Buyer Indemnitee unless (i) the Indemnifying Party is also a party to such third-party claim and the Buyer Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Buyer Indemnitee of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim. After notice from the Indemnifying Party to the Buyer Indemnitee of its election to assume the defense of such third-party claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Buyer Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such third-party claim that are subsequently incurred by the Buyer Indemnitee in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a third-party claim: (i) it will be deemed for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without Buyer Indemnitee’s consent unless (A) there is no finding or admission of any violation of laws or any violation of the rights of any person and no effect on any other claims that may be made against the Buyer Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Buyer Indemnitee is fully released from such claim; and (iii) the Buyer Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent, not to be unreasonably withheld or delayed.

6.5 Direct Claims. Any claim by a Buyer Indemnitee for Losses which do not result from third party claims shall be asserted by the Buyer Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Buyer Indemnitee shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Buyer Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Buyer Indemnitee shall be free to pursue such remedies as may be available to the Buyer Indemnitee on the terms and subject to the provisions of this Agreement.

6.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as and adjustment to the Purchase Price for tax purposes to the fullest extent permitted by law.

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VII. GENERAL PROVISIONS

7.1 Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand delivered or if mailed, by certified mail, postage prepaid, addressed to the appropriate party at the addresses set forth at the beginning of this Agreement. Any party may, from time to time designate by written notice pursuant to this Section 7.1 any other address or party to which such notice or communication or copies thereof shall be sent.

7.2 Expenses; Tax Liability. The Buyer, Seller and Owner shall each bear their own expenses incurred in connection with this transaction.

7.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, legal representatives, heirs and assigns.

7.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and supersedes any prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the parties hereto. This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.5 Legal Fees. In the event that any party institutes any legal suit, action, claim or proceeding, including arbitration, against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action, claim or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

7.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance is held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.7 Counterparts; Electronic Signature.This Agreement may be signed in two or more counterparts each of which shall be considered an original. This Agreement may be signed electronically.

7.8 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties submit to the exclusive jurisdiction of the courts of Delaware and of the United States of America located in such state for any legal proceeding arising out of or relating to this Agreement.

7.9 Limitation of Liability. The Seller’s and Owner’s combined total liability to the Buyer for any claim of whatsoever nature arising from this agreement shall not exceed $850,000, except there shall be no limitation on damages arising from Seller’s fraud or willful misconduct.

[Signature Page Follows]

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The parties have executed this Agreement as the date first set forth above.

SELLER:

CONTENTELLECT LIMITED

By /s/ Mark Whitman

Name: Mark Whitman

Title: CEO

Email Address: mark@contentellect.com

OWNER:

/s/ Mark Whitman

Name: Mark Whitman

Email Address: mark@contentellect.com

BUYER:

ONFOLIO ASSETS LLC

By /s/ Dominic Wells

Name: Dominic Wells

Title: CEO

Email Address: dom@onfolio.com

[Signature page to Asset Purchase Agreement]

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Schedule 1.1

Stylized Mark

1. All past and current marketing and sales materials of the Business

2. All past and current client results, records and statistics

3. All customer and client lists and data (emails, contact information, order history, deliverables etc)

4. All past and current case studies and client testimonials

5. All social media accounts, usernames, handles, channels, video files, including but not limited to Facebook (https://www.facebook.com/contentellect/), Twitter (https://twitter.com/contentellectgg), LinkedIn

 (https://www.linkedin.com/company/contentellect-content-marketing) and YouTube, (https://www.youtube.com/channel/UCbPDeIwiRupC8RgrEoMhAvw), as well as all content contained on any of the foregoing platforms.

6. All company documents, including HR files, Clients Files, Operations SOPs and Management documents stored in Google Drive

7. The following accounts:

(a) G Suite Admin (all files, emails, etc)

(b) SPP (order management system)

(c) Legiit (marketplace account)

(d) Wordpress Admin

(e) Slack (company comms)

(f) Slite (company documentation)

(g) Calendly (scheduling meetings)

(h) Whereby (video calls)

(i) Frase

(j) Surfer SEO

(k) Ahrefs

(l) Majestic

(m) Hunter

(n) Braintree

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